EXHIBIT 5

FOLEY & LARDNER LLP ATTORNEYS AT LAW

777 EAST WISCONSIN AVENUE
MILWAUKEE, WI 53202-5306
414.271.2400 TEL
414.297.4900 FAX
www.foley.com

July 19, 2005

CLIENT/MATTER NUMBER
026162-0120

Interstate Power and Light Company
Alliant Energy Tower
200 First Street, SE
Cedar Rapids, Iowa 52401

Ladies and Gentlemen:

          We have acted as counsel for Interstate Power and Light Company, an Iowa corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-3 (Registration No. 333-114065) (the “Registration Statement”), including the prospectus constituting a part thereof, dated April 15, 2004, and the supplement to the prospectus, dated July 18, 2005 (collectively, the “Prospectus”), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance and sale by the Company of $50,000,000 aggregate principal amount of the Company’s 5.50% Senior Debentures due 2025 (the “Debentures”) in the manner set forth in the Prospectus. The Debentures will be issued under the Indenture, dated as of August 20, 2003 (the “Indenture”), between the Company and J.P. Morgan Trust Company, National Association, successor, as Trustee (the “Trustee”), and the Officer’s Certificate, dated July 18, 2005 (the “Officer’s Certificate”), establishing the terms and providing for the issuance of the Debentures.

          As counsel to the Company in connection with the proposed issue and sale of the Debentures, we have examined: (a) the Registration Statement, including the Prospectus and the exhibits (including those incorporated by reference) constituting a part of the Registration Statement; (b) the Company’s Restated Articles of Incorporation and Bylaws, each as amended to date; (c) the Indenture and the Officer’s Certificate; and (d) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

          In our examination of the above-referenced documents, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

          Based upon the foregoing, assuming that the Indenture has been duly authorized, executed and delivered by, and represents the valid and binding obligation of, the Trustee, and having regard for such legal considerations as we deem relevant, we are of the opinion that the Debentures, when executed, authenticated and issued in accordance with the Indenture and the Officer’s Certificate and in the manner and for the consideration contemplated by the Registration Statement and the Prospectus, will be legally issued and valid and binding

BOSTON	JACKSONVILLE	NEW YORK	SAN DIEGO/DEL MAR	TAMPA
BRUSSELS	LOS ANGELES	ORLANDO	SAN FRANCISCO	TOKYO
CHICAGO	MADISON	SACRAMENTO	SILICON VALLEY	WASHINGTON, D.C.	001.1846725.1
DETROIT	MILWAUKEE	SAN DIEGO	TALLAHASSEE	WEST PALM BEACH

Interstate Power and Light Company
July 19, 2005

obligations of the Company enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy or other applicable laws affecting the enforcement of creditors’ rights generally or by the application of equitable principles.

          We hereby consent to the deemed incorporation by reference of this opinion into the Registration Statement and the Prospectus and to the references to our firm therein. In giving this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Foley & Lardner LLP